UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT TO FORM 8-A
ON

FORM 8-A/A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

UNIVERSAL TECHNICAL INSTITUTE, INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	86-0226984
(State incorporation or organization)	(I.R.S. Employer Identification No.)

16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona	85254
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:
None
(Title of Class)

The undersigned registrant hereby amends its registration statement on Form 8-A filed with the Securities and Exchange Commission on June 30, 2016, File No. 001-31923, as follows:

Item 1. Description of Securities to be Registered.

On February 21, 2017, Universal Technical Institute, Inc. (the “Company”) entered into an Amendment dated as of February 21, 2017 (the “Amendment”) to the Rights Agreement, dated as of June 29, 2016 by and between the Company and Computershare Inc. as rights agent, (the “Rights Agreement”).

The Amendment accelerates the expiration of the Rights Agreement from 5:00 p.m., New York, New York time, on June 28, 2017 to 5:00 p.m., New York, New York time, on February 21, 2017, and has the effect of terminating the Rights Agreement on that date. At the time of the termination of the Rights Agreement, all of the rights distributed to holders of the Company’s common stock pursuant to the Rights Agreement will expire.

The foregoing is a summary of the terms of the Amendment. The summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 3 and incorporated herein by reference.

Item 2. Exhibits.

Exhibit 3.1
Amendment dated February 21, 2017 to Rights Agreement by and between Universal Technical Institute, Inc. and Computershare Inc., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated February 21, 2017)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Universal Technical Institute, Inc.

February 22, 2017	By:	/s/ Chad A Freed

Name: Chad A Freed
Title: General Counsel, Executive Vice President of Corporate Development

Exhibit Index

Exhibit No.	Description

3.1
Amendment dated February 21, 2017 to Rights Agreement by and between Universal Technical Institute, Inc. and Computershare Inc., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated February 21, 2017).